EXHIBIT 99.1

Remark Holdings Appoints Dr. Elizabeth Xu to its Board of Directors

Seasoned International Technology Leader Brings Extensive Experience Having Served in Transformational Senior Management Roles at BMC Software, Inc. and Charoen Pokphand Group

LAS VEGAS, NV - May 28, 2019 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (AI) solutions and digital media properties, today announced that it has appointed Dr. Elizabeth Xu to its board of directors, effective today, to replace outgoing Director William Grounds. Mr. Grounds is resigning from the board, effective today, as a result of increasing demands on his time from other endeavors.

“We are very pleased to welcome Dr. Xu to our Company’s board,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Following our recent transition to a pure-play AI enterprise, we will benefit greatly from Dr. Xu’s transformational expertise, technology insights and industry relationships as we focus on expanding in Asia and efficiently scaling our organization to pursue opportunities in the US and Europe. We look forward to working closely with her as we execute on our strategic plan and continue to roll out our AI solutions in the retail, safety and surveillance, traffic monitoring and healthcare markets.”

“As a former client of Remark, I was able to see firsthand the strength and versatility of Remark’s suite of AI solutions in solving problems and delivering measurable results,” commented Dr. Elizabeth Xu. “I am very excited about working with Remark’s management and board in further building on the Company’s proprietary technology and introducing tailored AI solutions to multiple industries.”

“I was fortunate to serve on Remark’s board during a period of major transformation,” said William Grounds. “With an enviable portfolio of AI solutions, Remark is well positioned to pursue a wide range of application opportunities that are surfacing in diverse industries in Asia and beyond.”

Dr. Xu will be joining the Audit Committee, the Compensation Committee, and the Nominating and Governance committee. She will stand for re-election at the 2019 annual meeting of stockholders.

Elizabeth Xu
Dr. Elizabeth Xu is an international transformational technology leader and senior business executive with more than 20 years of experience that includes digital transformation through the application of artificial intelligence, Internet-of-Things and other enterprise technology to multiple businesses. She was a Stanford University lecturer for several years, and she currently serves as an Innovation and Entrepreneurship Advisor at the MIT Sloan School of Management and sits on the advisory board of Women in Technology International.

From 2018 to 2019, Dr. Xu served as the Group CTO at Thailand-based Charoen Pokphand Group (CP Group), one of the world's largest conglomerates, where she drove the company’s technology strategy and advancement, and oversaw workforce re-training for more than 200 of the company’s subsidiaries in various industries. During that time period, she also served as CEO of the CP Group subsidiaries in Thailand and the United States that conducted CP Group’s research and development.

From 2014 to 2017, Dr. Xu held several leadership roles, including serving as CTO, with BMC Software, Inc. (BMC), a global leader in information technology service management. At BMC, she was responsible for the company's Central Technology Organization and Digital Service Management BU Engineering Organization.

Before joining BMC, Dr. Xu held senior management positions at several other organizations, including Group Vice President of product engineering at LiveRamp Holdings, Inc. (formerly known as Acxiom Corporation), Global Senior Vice President of product development at Deem (formerly known as Rearden Commerce) and Global Senior Vice President of product development at Vitria Technology. She started her management career at IBM in 1996, where she developed the IBM Content Management Suite and DB2.

Dr. Xu earned a B.S. degree and an M.S. degree from Peking University, as well as an M.S. in Computer Science and a Ph.D. in Atmospheric Science from the University of Nevada, Reno. She has also completed advanced executive-education programs at Stanford Business School and management training from Harvard Business School.

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact:
Alison Davidson
Remark Holdings, Inc.
stao@remarkholdings.com
702-701-9514

Investor Relations Contact:
Brad Edwards
The Plunkett Group, Inc.
Brad@ThePlunkettGroup.com
914-582-4187